UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2010

TECUMSEH PRODUCTS COMPANY
(Exact name of registrant as specified in its charter)

Michigan	0-452	38-1093240
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1136 Oak Valley Drive Ann Arbor, Michigan	48108
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 585-9500

(not applicable)
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

As previously disclosed, Tecumseh Products Company, Tecumseh Compressor Company, Tecumseh do Brasil, Ltda., and Tecumseh do Brasil U.S.A. LLC (collectively “Tecumseh”) have been named as defendants in several class action lawsuits filed in the United States and Canada, including by both direct and indirect purchaser groups. All such U.S. lawsuits have been or are being transferred to the U.S. District Court for the Eastern District of Michigan (the “Court”) for coordinated or consolidated pretrial proceedings under multi-district litigation (“MDL”) procedures in the matter captioned In Re: Refrigerant Compressors Antitrust Litigation, MDL No. 09-md-02042 (the “Action”). The plaintiff class representatives in the direct-purchaser Action (“Plaintiffs”) allege that, inter alia, Tecumseh and the other named compressor manufacturers (“Defendants”) participated in an unlawful conspiracy to raise, fix, maintain, or stabilize the price of certain products in the United States at artificially high levels and/or to allocate markets or customers for the sale of those products in violation of section 1 of the Sherman Act.

On June 24, 2010, Tecumseh entered into a settlement agreement with the direct-purchaser Plaintiffs (the “Settlement Agreement”) to resolve certain claims in the Action in order to avoid the costs and distraction of this ongoing class action litigation. The Settlement Agreement was made by and between Tecumseh and its subsidiaries and affiliates, and Plaintiffs, both individually and on behalf of a class of persons who purchased in the United States, its territories and possessions, directly from a Defendant during the period from January 1, 2004 through December 31, 2008: (a) compressors of less than one horsepower used for refrigeration, freezing or cooling purposes, and/or (b) refrigeration products, including condensers, containing compressors of less than one horsepower used for refrigeration, freezing or cooling purposes (the “Covered Products”). Compressors used for air-conditioning applications are specifically excluded.

Under the terms of the Settlement Agreement, in exchange for Plaintiffs’ full release of all U.S. direct-purchaser claims against Tecumseh relating to the Covered Products, Tecumseh agreed to pay a settlement amount of $7 million and, in addition, agreed to pay up to $250,000 for notice and administrative costs associated with administering the settlement both of which will be accrued as an expense in the second quarter ending June 30, 2010 in the line item caption “Impairments, restructuring charges, and other items” . Tecumseh also agreed to assist Plaintiffs in obtaining the Court’s approval of the settlement and to share with Plaintiffs information relating to the anti-competitive conduct alleged in the Action. If the Court refuses to approve the Settlement Agreement or if the Settlement Agreement is modified or set aside on appeal, Plaintiffs and Tecumseh each may rescind the Settlement Agreement and the settlement amount will be returned to Tecumseh. In addition, if Tecumseh customers representing a significant percentage of purchases of Covered Products choose not to participate in the settlement (opt-out), Tecumseh has the right under certain circumstances to withdraw from the Settlement Agreement and have the settlement funds returned.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECUMSEH PRODUCTS COMPANY

Date: June 28, 2010

By: /s/ James Wainright
James Wainright
President and Chief Executive Officer

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